CHYRON REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER 2011

MELVILLE, N.Y., May 5, 2011 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home and mobile applications, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights:

•	Total revenues of $6.58 million for the first quarter of 2011, as compared to $6.87 million for the prior year’s first quarter;
•	AXIS revenues increased 24% over the same period last year;
•	Net loss of $0.44 million for first quarter 2011, a 33% improvement, compared to a net loss of $0.65 million for first quarter 2010;
•	A basic and diluted loss per share of $0.03 for the first quarter of 2011, as compared to a basic and diluted loss per share of $0.04 for the first quarter of 2010.

Michael Wellesley-Wesley, Chyron President and CEO, commented, “Our first quarter results were in the neighborhood of what we reported last year and reflect a seasonal cycle whereby Q1 is traditionally our weakest. Many broadcast capital spending plans are finalized in Q1 and there is a natural sales pause leading up to the National Association of Broadcasters (“NAB”) conference, which is the industry’s largest trade show and ‘the’ venue to debut new technology. Chyron took this opportunity at NAB to roll out BlueNet – a comprehensive, flexible and powerful array of tools that meet modern-day broadcasting needs and budgets. We believe BlueNet is a perfect complement to our strategy which transitions Chyron from a products oriented company to one focused on software and synergistic services.”

“Our BlueNet solution simplifies the graphics production process using Chyron’s best-of-breed product portfolios. Broadcasters have the flexibility to integrate elements of BlueNet into existing systems or opt for an entire solution that begins with Cloud-based content creation and continues the process straight through to real-time play out. Demand for BlueNet has been strong. Along with its rollout at NAB in early April, we also announced that Sinclair Broadcast Group’s 13 news-producing stations have already implemented BlueNet. Norwegian public broadcaster, NRK, has done the same for its 12 regional news stations.”

Mr. Wellesley-Wesley concluded, “We intend to continue to build on the strong foundation we have put into place over the past 30-months. Until recently, our focus was on building our marketing group and our domestic sales team, but going forward, we plan to expand our sales team internationally as well. We remain guardedly optimistic that the broadcast market will continue its recovery and that our expanded sales team will capitalize on this renewed growth in Q2 2011 and beyond.”

First Quarter 2011 Financial Results

For the first quarter of 2011, total revenues were $6.58 million, a decrease of $0.29 million or 4% from revenues of $6.87 million for the first quarter of 2010.

Service revenues, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, training and creative services, were $1.54 million for the quarter, a 2% increase over service revenues of $1.51 million for the prior year’s first quarter. Service revenues as a percentage of total revenues increased to 23% from 22% in the prior year’s first quarter. Product revenues were $5.04 million for the first quarter, a 6% decrease from the prior year’s first quarter.

Gross profit margin was 70% for the first quarter of 2011, the same as for the first quarter of 2010. Operating expenses were $5.49 million for the first quarter, increasing 4% from operating expenses of $5.28 million for the prior year’s first quarter, primarily due to increased spending in the sales and marketing areas. Operating loss in the first quarter of 2011 was $0.89 million, compared to operating loss of $0.46 million for the prior year’s first quarter.

Net loss for the first quarter of 2011 was $0.44 million, a 33% improvement compared to a $0.65 million net loss for the first quarter of 2010. The Company reported a basic and diluted loss per share of $0.03 for the first quarter of 2011, compared to a basic and diluted loss per share of $0.04 for the same period in 2010.

Conference Call and Webcast: First Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, May 5, 2011, at 10:00 a.m. Eastern time, to review the first quarter 2011 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to passcode 63773487. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers are 800-642-1687 (U.S. and Canada) or 706-645-9291 (International) and refer to passcode 63773487. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will be available from 1:00 p.m. Eastern time on May 5, 2011 until June 2, 2011.

About Chyron

As the pioneer of graphics as a service for all digital video media, Chyron (NASDAQ: CHYR) continues to define the world of digital and broadcast graphics with Web, mobile, HD, 3D, and newsroom integration solutions. Winner of numerous awards, including two Emmy® Awards, Chyron has proved itself as the undisputed leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions. More information about Chyron products and services is available on the company websites: www.chyron.com and www.axisgraphics.tv. The company's investor relations information is at www.chyron.com via the "Investors" link.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to (i) our belief that we have put in place a strong foundation for growth, and (ii) our belief that the broadcast market will continue its recovery and that we will capitalize on this renewed growth in the future. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our AXIS online graphics creation solution or to develop other new  products and services; our ability to generate sales and profits from our AXIS online graphics services, workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net revenues	$6,580	$6,872
Gross profit	4,608	4,827
Operating expenses:
Selling, general and administrative	3,874	3,626
Research and development	1,619	1,658
Total operating expenses	5,493	5,284
Operating (loss)	(885)	(457)
Interest and other income (expense), net	22	(39)
(Loss) before taxes	(863)	(496)
Income tax benefit (expense), net	426	(158)
Net (loss)	$(437)	$(654)

Net (loss) per common share -
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)
Weighted average number of common and
common equivalent shares outstanding:
Basic	16,212	15,897
Diluted	16,212	15,897

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	March 31,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$3,850	$5,565
Accounts receivable, net	4,554	4,141
Inventories, net	2,312	2,218
Deferred taxes	2,696	2,869
Other current assets	1,173	775
Total current assets	14,585	15,568
Deferred taxes	17,950	17,343
Goodwill and intangible assets, net	2,802	2,829
Other non-current assets	1,553	1,681
Total assets	$36,890	$37,421

Liabilities and shareholders' equity:
Current liabilities	$6,517	$7,206
Non-current liabilities	2,549	2,605
Total liabilities	9,066	9,811

Shareholders' equity	27,824	27,610
Total liabilities and shareholders' equity	$36,890	$37,421

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS (Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2011	2010

Net (loss)	$(437)	$(654)
Interest (income) expense, net	12	17
Income tax (benefit) expense	(426)	158
Depreciation and amortization	210	255
EBITDA	(641)	(224)
Non-cash share-based compensation expense	241	405
Adjusted EBITDA	$(400)	$181

Source: Chyron Corporation

Investor Relations
KCSA Strategic Communications
Phil Carlson / Marybeth Csaby
212-896-1233 / 212-896-1276
Chyron@kcsa.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011